Exhibit 99.1

For: Education Management Corporation

COMPANY CONTACT:

Robert T. McDowell

Executive Vice President and Chief Financial Officer

    (412) 562-0900

James Sober, CFA

Vice President, Investor Relations

    (412) 995-7684

Education Management Corporation Closes on Purchase of South University

PITTSBURGH, July 14, 2003—Education Management Corp. (NASDAQ:EDMC) today announced that it has closed on its previously announced agreement to purchase South University, headquartered in Savannah, GA.

South University has four campuses in the southeastern U.S. and offers undergraduate and graduate degree programs in business, legal, technology and health sciences fields.

Education Management Corporation (http://www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Including South University, EDMC has 46 primary campus locations in 30 cities, and approximately 46,000 students as of fall 2002. EDMC’s education institutions offer a broad range of academic programs in the media arts, design, fashion, culinary arts, behavioral sciences, education, business and health sciences fields, culminating in the award of associate’s through doctoral degrees. EDMC has provided career oriented education for 40 years.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements

###